EXHIBIT 99.1

FOR IMMEDIATE RELEASE               CONTACT:
                                    Ron Uretta
                                    Chief Financial Officer and Treasurer
                                    Insignia Financial Group, Inc.
                                    864-239-1692


            INSIGNIA ANNOUNCES PARAGON COMMERCIAL GROUP ACQUISITION;
             INCREASES SIZE OF INSIGNIA COMMERCIAL OPERATIONS BY 35%

     Greenville, SC, June 3, 1996----Insignia Financial Group, Inc. (NYSE:IFS) announced today that it has entered into an agreement to acquire Paragon Group, Inc.'s (NYSE:PAO) commercial property services operation ("Paragon Commercial"). Paragon Commercial will operate as a subsidiary of Insignia Financial Group's commercial property services subsidiary, Insignia Commercial Group, Inc. ("ICG"). The consideration is approximately $18.2 million, paid 100% in cash. The purchase price may increase by up to an additional $4 million over time in the event that certain revenue targets are met.

     The acquisition of Paragon Commercial adds 200 assets with a total of approximately 24 million square feet of office, retail and industrial space with an estimated value in excess of $2 billion to Insignia's existing commercial services portfolio. While Paragon Commercial has traditionally been a prominent manager of investment grade commercial properties for institutional owners, approximately 25% of its managed portfolio (in terms of revenues) have contracts that are both long term in nature and include provisions for financial penalties to be paid to ICG by owners of such properties in the event that ICG is terminated as property manager. Insignia anticipates that Paragon Commercial will add approximately $18 million annually in revenue to ICG's operations.

     The Paragon Commercial portfolio, located in 34 major metropolitan areas across the country, will both enhance and add market depth to Insignia's existing national portfolio. Growing by approximately 35% through this acquisition alone, ICG's combined commercial portfolio will consist of a total of 85 million square feet spanning the Western, Central and Eastern regions of the country.

     Insignia is the largest manager of multifamily residential properties in the United States and has been gradually increasing its presence in the commercial property services industry. ICG is currently listed among the nation's top ten commercial property management firms.

     Andrew L. Farkas, Chairman, President and Chief Executive Officer of Insignia Financial Group, Inc. said, "Paragon Commercial is one of the finest commercial property services firms in the Unites States; we are proud to be able to integrate their expertise and operations with our own. This acquisition clearly demonstrates our commitment to the growth of our commercial property services division. It has always been our objective to be among the most dominant players in each field of endeavor in which we choose to operate, and the Paragon Commercial acquisition takes us one step closer to achieving that objective in the commercial property services industry."

     In commenting on the acquisition, Henry Horowitz, President of Insignia Commercial Group, Inc. said, "Paragon Commercial brings knowledge and proven transactional expertise in the areas of acquisition, disposition, management, leasing and development of commercial real estate. We are particularly pleased with the strength of Paragon's executive and management teams who will be assuming positions of leadership within the Insignia organization as we position ourselves for the current real estate cycle and future growth."

     Doug Knaus, President of Paragon Commercial, said, "We are particularly excited to have the opportunity to combine with one of the most dynamic companies in the real estate industry. Paragon Commercial's senior commercial executives have worked together for more than a decade. We will integrate our national and local expertise and our long time client relationships with Insignia's impressive vision for the future."

     The acquisition, which is subject to the approval of Insignia Financial Group, Inc.'s Board of Directors, is expected to close on or about June 30, 1996.

     With corporate headquarters in Greenville, South Carolina, Insignia is a fully integrated real estate services company specializing in the ownership and operation of securitized real estate assets. As a full service real estate management organization, Insignia performs property management, asset management, investor services, partnership accounting, real estate investment banking, mortgage banking, and real estate brokerage services for various types of owners including approximately 900 limited partnerships having approximately 400,000 limited partners.

     Insignia is the largest manager of multifamily residential properties in the United States and is among the largest managers of commercial properties. Insignia commenced operations in December 1990 and since then has grown to provide property and/or asset management services for over 2,400 properties which include approximately 300,000 residential units (including cooperative and condominium units), and approximately 60 million square fee of commercial space located in over 500 cities and 48 states.

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